Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES THIRD QUARTER 2022 RESULTS

FARMINGDALE, NJ – November 2, 2022 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the third quarter 2022.

Third Quarter 2022 Highlights
•	GAAP net income applicable to common stockholders of $38.3 million, or $1.90 per share
•	Earnings available for distribution (“EAD”) attributable to common stockholders of $5.1 million, or $0.26 per share.
•	Common book value per share of $6.05 at September 30, 2022
•	Declared regular common dividend of $0.27 per share, annualized common dividend yield at market close was 19.5% at November 1, 2022
•	Aggregate portfolio leverage stood at 4.2x at September 30, 2022
•	As of September 30, 2022, the Company had unrestricted cash of $42.7 million

“Our investments in MSRs, proactive portfolio management and our hedging strategy enabled us to mitigate risk well in the quarter,” said Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation. “While our earnings available for distribution was slightly below our distribution level, we remain prudently leveraged given the increasingly challenging macro environment and expected additional spread widening.”

Operating Results

Cherry Hill reported GAAP net income applicable to common stockholders for the third quarter of 2022 of $38.3 million, or $1.90 per diluted weighted average common share outstanding. Reported GAAP net income was determined based primarily on the following: $3.3 million of net interest income, $10.7 million of net servicing income, a net realized loss of $9.7 million on RMBS, a net realized gain of $6.2 million on derivatives, a net unrealized gain of $33.3 million on derivatives, a net unrealized gain of $2.3 million on Servicing Related Assets, and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $3.1 million.

Earnings available for distribution attributable to common stockholders for the third quarter of 2022 were $5.1 million, or $0.26 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net income to non-GAAP earnings available for distribution, please refer to the reconciliation table accompanying this release.

	Three Months Ended
	September 30, 2022	June 30, 2022
	(unaudited)	(unaudited)
Income
Interest income	$8,213	$6,004
Interest expense	4,882	2,502
Net interest income	3,331	3,502
Servicing fee income	13,426	13,188
Servicing costs	2,725	2,615
Net servicing income	10,701	10,573
Other income (loss)
Realized loss on RMBS, available-for-sale, net	(9,735)	(46,036)
Realized gain (loss) on derivatives, net	6,210	(2,730)
Unrealized gain on derivatives, net	33,321	17,613
Unrealized gain on investments in Servicing Related Assets	2,293	6,150
Total Income (Loss)	46,121	(10,928)
Expenses
General and administrative expense	1,475	1,499
Management fee to affiliate	1,625	1,614
Total Expenses	3,100	3,113
Income (Loss) Before Income Taxes	43,021	(14,041)
Provision for corporate business taxes	1,344	1,423
Net Income (Loss)	41,677	(15,464)
Net (income) loss allocated to noncontrolling interests in Operating Partnership	(866)	347
Dividends on preferred stock	2,462	2,465
Net Income (Loss) Applicable to Common Stockholders	$38,349	$(17,582)
Net Income (Loss) Per Share of Common Stock
Basic	$1.91	$(0.93)
Diluted	$1.90	$(0.92)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	20,123,165	19,007,390
Diluted	20,156,606	19,029,493

Dollar amounts in thousands, except per share amounts.

Net unrealized loss on the Company’s RMBS portfolio for the third quarter 2022 was approximately $46.6 million.

	Three Months Ended
	September 30, 2022	June 30, 2022
	(unaudited)	(unaudited)
Net Income (Loss)	$41,677	$(15,464)
Other comprehensive income (loss):
Unrealized gain (loss) on RMBS, available-for-sale, net	(46,592)	12,841
Net other comprehensive income (loss)	(46,592)	12,841
Comprehensive loss	$(4,915)	$(2,623)
Comprehensive loss attributable to noncontrolling interests in Operating Partnership	(92)	(49)
Dividends on preferred stock	2,462	2,465
Comprehensive loss attributable to common stockholders	$(7,285)	$(5,039)

Dollar amounts in thousands.

Portfolio Highlights for the Quarter Ended September 30, 2022

The Company realized net servicing fee income of $10.7 million, net interest income of $3.3 million and other income of $32.1 million, primarily related to realized losses on RMBS and unrealized gains on derivatives.  The unpaid principal balance for the MSR portfolio stood at $21.4 billion as of September 30, 2022 and the carrying value of the MSR portfolio ended the quarter at $279.0 million.  Net interest spread for the RMBS portfolio stood at 3.49% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 4.2x.

The RMBS portfolio had a book value of approximately $938.7 million and carrying value of approximately $868.0 million at quarter-end September 30, 2022.  The portfolio had a weighted average coupon of 3.90% and weighted average maturity of 28 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS and MSRs, Cherry Hill used interest rate swaps, TBAs and Treasury futures.  At quarter end September 30, 2022, the Company held interest rate swaps with a notional amount of $1.3 billion, TBAs with a notional amount of ($132.3) million, Treasury futures with a notional amount of ($173.6) million and options on Treasury futures with a notional amount of $20.0 million.

As of September 30, 2022, Cherry Hill’s GAAP book value was $6.05 per diluted share, net of the third quarter dividend.

Dividends

On September 15, 2022, the Board of Directors declared a quarterly dividend of $0.27 per share of common stock for the third quarter of 2022. The dividend was paid in cash on October 25, 2022 to common stockholders of record as of the close of business on September 30, 2022. Additionally, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock and $0.515625 per share on the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock for the third quarter 2022. The dividends were paid in cash on October 17, 2022 to Series A and B Preferred stockholders of record as of the close of business on September 30, 2022.

Earnings Available for Distribution

Earnings available for distribution (“EAD”) is a non-GAAP financial measure that the Company defines as GAAP net income (loss), excluding realized gain (loss) on RMBS, realized and unrealized gain (loss) on derivatives, realized gain (loss) on acquired assets, realized and unrealized gain (loss) on investments in MSRs (net of any estimated MSR amortization) and any tax (benefit) expense on realized and unrealized gain (loss) on MSRs. MSR amortization refers to the portion of the change in fair value of the MSR that is primarily due to the realization of cashflows, runoff resulting from prepayments and an adjustment for any gain or loss on the capital used to purchase the MSR. EAD also includes interest rate swap periodic interest income (expense) and drop income on TBA dollar roll transactions, which are included in “Realized gain (loss) on derivatives, net” on the consolidated statements of income (loss). EAD is adjusted to exclude outstanding LTIP-OP Units in the Company’s Operating Partnership and dividends paid on the Company’s preferred stock.

EAD is provided for purposes of potential comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with EAD, in addition to related GAAP financial measures, may provide investors some insight into the Company’s ongoing operational performance. However, the concept of EAD does have significant limitations, including the exclusion of realized and unrealized gains (losses), and given the apparent lack of a consistent methodology among issuers for defining EAD, it may not be comparable to similarly titled measures of other issuers, which define EAD differently from us and each other. As a result, EAD should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity. While EAD is one indicia of the Company’s earnings capacity, it is not the only factor considered in setting a dividend and is not the same as REIT taxable income which is calculated in accordance with the rules of the IRS.

The following table provides a reconciliation of net income to EAD for the three months ended September 30, 2022 and June 30, 2022:

	Three Months Ended
	September 30, 2022	June 30, 2022
	(unaudited)	(unaudited)
Net Income (Loss)	$41,677	$(15,464)
Realized loss on RMBS, net	9,735	46,036
Realized loss (gain) on derivatives, net ¹	(2,143)	5,952
Unrealized gain on derivatives, net	(33,321)	(17,613)
Unrealized gain on investments in MSRs, net of estimated MSR amortization	(10,590)	(13,375)
Tax expense on realized and unrealized gain on MSRs	2,404	2,336
Total EAD:	$7,762	$7,872
EAD attributable to noncontrolling interests in Operating Partnership	(153)	(166)
Dividends on preferred stock	2,462	2,465
EAD Attributable to Common Stockholders	$5,147	$5,241
EAD Attributable to Common Stockholders, per Diluted Share	$0.26	$0.28
GAAP Net Income (Loss) Per Share of Common Stock, per Diluted Share	$1.90	$(0.92)

Dollar amounts in thousands, except per share amounts.
1.
Excludes drop income on TBA dollar rolls of $0.8 million and interest rate swap periodic interest income of $3.2 million for the three-month period ended September 30, 2022.
Excludes drop income on TBA dollar rolls of $1.9 million and interest rate swap periodic interest income of $1.4 million for the three-month period ended June 30, 2022.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Annual Report on Form 10-Q for the quarter ended September 30, 2022 filed with the Securities and Exchange Commission on November 2, 2022.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of September 30, 2022 and its results of operations for the third quarter 2022 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call.

A live webcast of the conference call will be available in the investor relations section of the Company’s website at www.chmireit.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. An online archive of the webcast will be available on the Company’s website for 1 year following the call.

Participants may register for the conference call here. Once registered, dial-in information for the call will be made available.

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:

Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@chmireit.com